Exhibit 99.1
PRESS RELEASE

BRISTOW GROUP REPORTS SECOND QUARTER 2024 RESULTS
AND RAISES OUTLOOK

Houston, Texas
August 6, 2024
•Total revenues of $359.7 million in Q2 2024 compared to $337.1 million in Q1 2024
•Net income of $28.2 million, or $0.96 per diluted share, in Q2 2024 compared to net income of $6.6 million, or $0.23 per diluted share, in Q1 2024
•EBITDA adjusted to exclude special items, asset dispositions and foreign exchange losses was $71.3 million in Q2 2024 compared to $47.5 million in Q1 2024(1)
•Increases 2024 Adjusted EBITDA outlook range to $210 million - $230 million and 2025 outlook to $230 million - $260 million

FOR IMMEDIATE RELEASE — Bristow Group Inc. (NYSE: VTOL) (“Bristow” or the “Company”) today reported net income attributable to the Company of $28.2 million, or $0.96 per diluted share, for its quarter ended June 30, 2024 (the “Current Quarter”) on operating revenues of $352.5 million compared to net income attributable to the Company of $6.6 million, or $0.23 per diluted share, for the quarter ended March 31, 2024 (the “Preceding Quarter”) on operating revenues of $329.4 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $63.7 million in the Current Quarter compared to $35.8 million in the Preceding Quarter. EBITDA adjusted to exclude special items, losses on asset dispositions and foreign exchange losses was $71.3 million in the Current Quarter compared to $47.5 million in the Preceding Quarter. The following table provides a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding losses on asset dispositions and foreign exchange losses (in thousands, unaudited). See “Non-GAAP Financial Measures” for further information on the use of non-GAAP financial measures used herein.

	Three Months Ended,
	June 30, 2024	March 31, 2024
Net income	$28,191	$6,632
Depreciation and amortization expense	16,848	17,169
Interest expense, net	9,385	9,472
Income tax expense	9,245	2,508
EBITDA(1)	$63,669	$35,781
Special items:
PBH amortization	3,725	3,726
Other special items(2)	2,914	1,346
	$6,639	$5,072
Adjusted EBITDA(1)	$70,308	$40,853
Losses on disposal of assets	224	113
Foreign exchange losses	749	6,499
Adjusted EBITDA excluding asset dispositions and foreign exchange	$71,281	$47,465
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(1) EBITDA and Adjusted EBITDA are non-GAAP financial measures. See definitions of these measures and the reconciliation of GAAP to non-GAAP financial measures in the Non-GAAP Financial Reconciliation tables.
(2) Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs.

“In conjunction with Bristow’s very strong second quarter financial results, we are pleased to raise the Company’s Adjusted EBITDA guidance range to $210 - $230 million in 2024 and $230 - $260 million in 2025,” said Chris Bradshaw, President and CEO of Bristow Group. “This financial outlook is aligned with our conviction that we are in the early stages of a multi-year growth cycle. The growth and diversification of our government services business, along with an accelerating offshore energy upcycle and tight supply dynamic, are increasing the Company’s visibility for significant improvements in margins, free cash flow and capital returns.”
Sequential Quarter Results
Operating revenues in the Current Quarter were $23.1 million higher compared to the Preceding Quarter. Operating revenues from offshore energy services were $17.8 million higher primarily due to higher utilization in the Americas and Africa. Operating revenues from government services were $2.6 million lower in the Current Quarter primarily due to a change in rates and penalties related to lower availability. Operating revenues from fixed wing services were $8.3 million higher in the Current Quarter primarily due to higher utilization and increased rates.
Operating expenses were $0.9 million lower than the Preceding Quarter primarily due to lower operating personnel salaries and leased-in equipment costs, partially offset by higher repairs and maintenance, fuel and other operating costs. The lower personnel salaries were primarily due to seasonal personnel cost variations in Norway and an adjustment for tax equalization in Suriname.
General and administrative expenses were $1.6 million higher than the Preceding Quarter primarily due to higher professional services fees, partially offset by lower personnel and insurance costs.
Earnings from unconsolidated affiliates were $0.7 million in the Current Quarter compared to earnings of $1.4 million in the Preceding Quarter.
Other expense, net of $0.1 million in the Current Quarter primarily resulted from foreign exchange losses of $0.7 million, partially offset by government grants to fixed wing services and a favorable interest adjustment to the Company’s pension liability. Other expense, net of $6.2 million in the Preceding Quarter resulted from foreign exchange losses of $6.5 million due to the significant devaluation of the Nigerian Naira (“NGN”).
Income tax expense was $9.2 million in the Current Quarter compared to $2.5 million in the Preceding Quarter primarily due to the earnings mix of the Company’s global operations and changes to deferred tax valuation allowances and deferred tax assets.
Liquidity and Capital Allocation
As of June 30, 2024, the Company had $178.6 million of unrestricted cash and $67.8 million of remaining availability under its amended asset-based revolving credit facility (the “ABL Facility”) for total liquidity of $246.4 million. Borrowings under the ABL Facility are subject to certain conditions and requirements.
In the Current Quarter, purchases of property and equipment were $50.4 million, of which $2.2 million were maintenance capital expenditures, and cash proceeds from dispositions of property and equipment were $4.4 million. In the Preceding Quarter, purchases of property and equipment were $64.6 million, of which $4.9 million were maintenance capital expenditures.
In June 2024, the Company entered into a long-term equipment financing for an aggregate amount of up to €100.0 million with National Westminster Bank Plc as the original lender and UK Export Finance guaranteeing 80% of the facility (“IRCG Debt”, formerly known as “UKEF Debt”). The financing will be used, among other items, to support the Company’s acquisition of five new AW189 aircraft to service the Irish Coast Guard contract. As of July 31, 2024, the Company had drawn approximately €46.0 million on the IRCG Debt facility.

Increases 2024 and 2025 Outlook
Please refer to the paragraph entitled "Forward Looking Statements Disclosure" below for further discussion regarding the risks and uncertainties as well as other important information regarding Bristow’s guidance. The following guidance also contains the non-GAAP financial measure of Adjusted EBITDA. Please read the section entitled “Non-GAAP Financial Measures” for further information.
As a result of the second quarter earnings and a review of the forecast for the remainder of the year, the Company raised its Adjusted EBITDA guidance ranges from $190 - $220 million to $210 - $230 million for 2024 and from $210 - $245 million to $230 - $260 million for 2025. The Company’s targets for 2026 remain unchanged.
Select financial outlook for 2024 and 2025 as well as 2026 targets are as follows (in USD, millions):

	2024E	2025E	2026T
Operating revenues:
Offshore energy services	$900 - $930	$910 - $1,020	$965 - $1,155
Government services	$330 - $345	$405 - $445	$430 - $460
Fixed wing services	$120 - $130	$120 - $140	$125 - $150
Other services	$5 - $10	$5 - $10	$5 - $10
Total operating revenues	$1,355 - $1,415	$1,440 - $1,615	$1,525 - $1,775

Adjusted EBITDA, excluding asset dispositions and foreign exchange	$210 - $230	$230 - $260	$275 - $335

Cash interest	~$40	~$45	~$45
Cash taxes	$20 - $25	$20 - $25	$25 - $30
Maintenance capital expenditures	$15 - $20	$15 - $20	$20 - $25
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, August 7, 2024, to review the results for the second quarter ended June 30, 2024. The conference call can be accessed using the following link:
Link to Access Earnings Call: https://www.veracast.com/webcasts/bristow/webcasts/VTOL2Q24.cfm
Replay
A replay will be available through August 28, 2024 by using the link above. A replay will also be available on the Company’s website at www.bristowgroup.com shortly after the call and will be accessible through August 28, 2024. The accompanying investor presentation will be available on August 7, 2024, on Bristow’s website at www.bristowgroup.com.
For additional information concerning Bristow, contact Jennifer Whalen at InvestorRelations@bristowgroup.com, (713) 369-4636 or visit Bristow Group’s website at https://ir.bristowgroup.com/.
About Bristow Group
Bristow Group Inc. is the leading global provider of innovative and sustainable vertical flight solutions. Bristow primarily provides aviation services to a broad base of offshore energy companies and government entities. The Company’s aviation services include personnel transportation, search and rescue (“SAR”), medevac, fixed wing transportation, unmanned systems, and ad-hoc helicopter services.
Bristow currently has customers in Australia, Brazil, Canada, Chile, the Dutch Caribbean, the Falkland Islands, India, Ireland, the Kingdom of Saudi Arabia, Mexico, the Netherlands, Nigeria, Norway, Spain, Suriname, Trinidad, the UK and the U.S.

Forward-Looking Statements Disclosure
This press release contains “forward-looking statements.” Forward-looking statements represent the Company’s current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words and, for the avoidance of doubt, include all statements herein regarding the Company’s financial outlook and targets for the periods mentioned and operational outlook. These statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, reflect management’s current views with respect to future events and therefore are subject to significant risks and uncertainties, both known and unknown. The Company’s actual results may vary materially from those anticipated in forward-looking statements. The Company cautions investors not to place undue reliance on any forward-looking statements. Forward-looking statements (including the Company’s financial outlook and targets for the periods mentioned and operational outlook) speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based that occur after the date hereof, except as may be required by applicable law.

Risks that may affect forward-looking statements include, but are not necessarily limited to, those relating to: the impact of supply chain disruptions and inflation and our ability to recoup rising costs in the rates we charge to our customers; our reliance on a limited number of helicopter manufacturers and suppliers and the impact of a shortfall in availability of aircraft components and parts required for maintenance and repairs of our helicopters, including significant delays in the delivery of parts for our S92 fleet; our reliance on a limited number of customers and the reduction of our customer base as a result of consolidation and/or the energy transition; public health crises, such as pandemics (including COVID-19) and epidemics, and any related government policies and actions; our inability to execute our business strategy for diversification efforts related to government services and advanced air mobility; the potential for cyberattacks or security breaches that could disrupt operations, compromise confidential or sensitive information, damage reputation, expose to legal liability, or cause financial losses; the possibility that we may be unable to maintain compliance with covenants in our financing agreements; global and regional changes in the demand, supply, prices or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries (OPEC) and other producing countries; fluctuations in the demand for our services; the possibility of significant changes in foreign exchange rates and controls; potential effects of increased competition and the introduction of alternative modes of transportation and solutions; the possibility that portions of our fleet may be grounded for extended periods of time or indefinitely (including due to severe weather events); the possibility of political instability, civil unrest, war or acts of terrorism in any of the countries where we operate or elsewhere; the possibility that we may be unable to re-deploy our aircraft to regions with greater demand; the existence of operating risks inherent in our business, including the possibility of declining safety performance; the possibility of changes in tax, environmental and other laws and regulations and policies, including, without limitation, actions of the governments that impact oil and gas operations, favor renewable energy projects or address climate change; any failure to effectively manage, and receive anticipated returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions; the possibility that we may be unable to dispose of older aircraft through sales into the aftermarket; the possibility that we may impair our long-lived assets and other assets, including inventory, property and equipment and investments in unconsolidated affiliates; general economic conditions, including interest rates or uncertainty in the capital and credit markets; the possibility that reductions in spending on aviation services by governmental agencies where we are seeking contracts could adversely affect or lead to modifications of the procurement process or that such reductions in spending could adversely affect search and rescue (“SAR”) contract terms or otherwise delay service or the receipt of payments under such contracts; and the effectiveness of our environmental, social and governance initiatives.

If one or more of the foregoing risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. You should consider all risks and uncertainties disclosed in the Annual Report and in our filings with the United States Securities and Exchange Commission (the “SEC”), all of which are accessible on the SEC’s website at www.sec.gov.

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share amounts)
	Three Months Ended		Favorable/ (Unfavorable)
	June 30, 2024	March 31, 2024

Revenues:
Operating revenues	$352,494	$329,356	$23,138
Reimbursable revenues	7,255	7,738	(483)
Total revenues	359,749	337,094	22,655

Costs and expenses:
Operating expenses	246,421	247,364	943
Reimbursable expenses	7,212	7,691	479
General and administrative expenses	44,933	43,347	(1,586)
Depreciation and amortization expense	16,848	17,169	321
Total costs and expenses	315,414	315,571	157

Losses on disposal of assets	(224)	(113)	(111)
Earnings from unconsolidated affiliates	651	1,419	(768)
Operating income	44,762	22,829	21,933

Interest income	2,142	1,984	158
Interest expense, net	(9,385)	(9,472)	87
Other, net	(83)	(6,201)	6,118
Total other income (expense), net	(7,326)	(13,689)	6,363
Income before income taxes	37,436	9,140	28,296
Income tax expense	(9,245)	(2,508)	(6,737)
Net income	28,191	6,632	21,559
Net income attributable to noncontrolling interests	(34)	(27)	(7)
Net income attributable to Bristow Group Inc.	$28,157	$6,605	$21,552

Basic earnings per common share	$0.99	$0.23	$0.76
Diluted earnings per common share	$0.96	$0.23	$0.73

Weighted average common shares outstanding, basic	28,476	28,332
Weighted average common shares outstanding, diluted	29,462	29,239

EBITDA	$63,669	$35,781	$27,888
Adjusted EBITDA	$70,308	$40,853	$29,455
Adjusted EBITDA excluding asset dispositions and foreign exchange	$71,281	$47,465	$23,816

BRISTOW GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	June 30, 2024	March 31, 2024
Offshore energy services:
Europe	$99,741	$99,530
Americas	97,752	88,515
Africa	40,998	32,653
Total offshore energy services	238,491	220,698
Government services	79,476	82,108
Fixed wing services	31,987	23,708
Other	2,540	2,842
	$352,494	$329,356

FLIGHT HOURS BY LINE OF SERVICE (unaudited)

	Three Months Ended
	June 30, 2024	March 31, 2024
Offshore energy services:
Europe	9,826	9,488
Americas	11,028	10,048
Africa	4,594	3,683
Total offshore energy services	25,448	23,219
Government services	4,875	4,493
Fixed wing services	3,390	3,138
	33,713	30,850

BRISTOW GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)
	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$181,835	$183,662
Accounts receivable, net	239,284	234,620
Inventories	103,092	99,863
Prepaid expenses and other current assets	46,366	45,438
Total current assets	570,577	563,583
Property and equipment, net	984,211	927,766
Investment in unconsolidated affiliates	20,501	19,890
Right-of-use assets	264,319	287,939
Other assets	137,647	138,100
Total assets	$1,977,255	$1,937,278

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,628	$87,885
Accrued liabilities	206,599	208,657
Short-term borrowings and current maturities of long-term debt	15,886	13,247
Total current liabilities	306,113	309,789
Long-term debt, less current maturities	578,321	534,823
Other liabilities and deferred credits	15,683	11,820
Deferred taxes	36,923	42,710
Long-term operating lease liabilities	191,546	214,957
Total liabilities	1,128,586	1,114,099

Stockholders’ equity:
Common stock	315	311
Additional paid-in capital	733,340	725,773
Retained earnings	252,730	217,968
Treasury stock, at cost	(69,648)	(65,722)
Accumulated other comprehensive loss	(67,621)	(54,643)
Total Bristow Group Inc. stockholders’ equity	849,116	823,687
Noncontrolling interests	(447)	(508)
Total stockholders’ equity	848,669	823,179
Total liabilities and stockholders’ equity	$1,977,255	$1,937,278

Non-GAAP Financial Measures
The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. Each of these measures, as well as Free Cash Flow and Adjusted Free Cash Flow, each as detailed below are non-GAAP measures, have limitations, and are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in the Company's financial statements prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) (including the notes), included in the Company's filings with the SEC and posted on the Company's website. EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occurred during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Management believes that the use of EBITDA and Adjusted EBITDA is meaningful to investors because it provides information with respect to the Company's ability to meet its future debt service, capital expenditures and working capital requirements and the financial performance of the Company's assets without regard to financing methods, capital structure or historical cost basis. Neither EBITDA nor Adjusted EBITDA is a recognized term under GAAP. Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
There are two main ways in which foreign currency fluctuations impact Bristow’s reported financials. The first is primarily non-cash foreign exchange gains (losses) that are reported in the Other Income line on the Income Statement. These are related to the revaluation of balance sheet items, typically do not impact cash flows, and thus are excluded in the Adjusted EBITDA presentation. The second is through impacts to certain revenue and expense items, which impact the Company’s cash flows; these impacts are not excluded in the Adjusted EBITDA presentation. The primary exposure is the GBP/USD exchange rate.
The Company is unable to provide a reconciliation of forecasted Adjusted EBITDA (non-GAAP) for 2024, 2025 and 2026 included in this release to projected net income (GAAP) for the same periods because components of the calculation are inherently unpredictable. The inability to forecast certain components of the calculation would significantly affect the accuracy of the reconciliation. Additionally, the Company does not provide guidance on the items used to reconcile projected Adjusted EBITDA due to the uncertainty regarding timing and estimates of such items. Therefore, the Company does not present a reconciliation of forecasted Adjusted EBITDA (non-GAAP) to net income (GAAP) for 2024, 2025 or 2026.
The following tables provide a reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands, unaudited).

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	LTM
Net income (loss)	$28,191	$6,632	$(8,103)	$4,345	$31,065
Depreciation and amortization expense	16,848	17,169	17,007	17,862	68,886
Interest expense, net	9,385	9,472	11,274	10,008	40,139
Income tax expense	9,245	2,508	21,598	22,637	55,988
EBITDA	$63,669	$35,781	$41,776	$54,852	$196,078
Special items(1)	6,639	5,072	5,949	7,458	25,118
Adjusted EBITDA	$70,308	$40,853	$47,725	$62,310	$221,196
(Gains) losses on disposal of assets	224	113	159	(1,179)	(683)
Foreign exchange (gains) losses	749	6,499	(1,882)	(4,541)	825
Adjusted EBITDA excluding asset dispositions and foreign exchange	$71,281	$47,465	$46,002	$56,590	$221,338

(1) Special items include the following:

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	LTM
PBH amortization	$3,725	$3,726	$3,729	$3,751	$14,931
Merger and integration costs	—	—	347	738	1,085
Reorganization items, net	—	—	—	3	3
Other special items(2)	2,914	1,346	1,873	2,966	9,099
	$6,639	$5,072	$5,949	$7,458	$25,118
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(2)  Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs
Reconciliation of Free Cash Flow and Adjusted Free Cash Flow
Free Cash Flow represents the Company’s net cash provided by operating activities less maintenance capital expenditures. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude costs paid in relation to reorganization items, costs associated with recent mergers, acquisitions and ongoing integration efforts, as well as other special items which include nonrecurring professional services fees and other nonrecurring costs or costs that are not related to continuing business operations. Management believes that Free Cash Flow and Adjusted Free Cash Flow are meaningful to investors because they provide information with respect to the Company’s ability to generate cash from the business. The GAAP measure most directly comparable to Free Cash Flow and Adjusted Free Cash Flow is net cash provided by operating activities. Since neither Free Cash Flow nor Adjusted Free Cash Flow is a recognized term under GAAP, they should not be used as an indicator of, or an alternative to, net cash provided by operating activities. Investors should note numerous methods may exist for calculating a company's free cash flow. As a result, the method used by management to calculate Free Cash Flow and Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow. As such, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands, unaudited).

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	LTM
Net cash provided by (used in) operating activities	$33,665	$26,679	$(9,499)	$16,711	$67,556
Less: Maintenance capital expenditures	(2,215)	(4,949)	(4,277)	(4,656)	(16,097)
Free Cash Flow	$31,450	$21,730	$(13,776)	$12,055	$51,459
Plus: Merger and integration costs	—	—	347	712	1,059
Plus: Reorganization items, net	—	—	—	25	25
Plus: Other special items(1)	1,881	595	3,195	1,580	7,251
Adjusted Free Cash Flow	$33,331	$22,325	$(10,234)	$14,372	$59,794
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(1)  Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs

BRISTOW GROUP INC. FLEET COUNT (unaudited)

	Number of Aircraft
Type	Owned Aircraft	Leased Aircraft	Total Aircraft	Max Pass. Capacity	Average Age (years)(1)
Heavy Helicopters:
S92	37	29	66	19	14
AW189	17	4	21	16	8
	54	33	87
Medium Helicopters:
AW139	49	4	53	12	13
S76 D/C++	15	—	15	12	13
AS365	1	—	1	12	35
	65	4	69
Light—Twin Engine Helicopters:
AW109	4	—	4	7	17
EC135	9	1	10	6	15
	13	1	14
Light—Single Engine Helicopters:
AS350	15	—	15	4	26
AW119	13	—	13	7	18
	28	—	28
Total Helicopters	160	38	198		14
Fixed Wing	9	3	12
Unmanned Aerial Systems (“UAS”)	4	—	4
Total Fleet	173	41	214
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(1)Reflects the average age of helicopters that are owned by the Company.

The chart below presents the number of aircraft in our fleet and their distribution among the regions in which we operate as of June 30, 2024 and the percentage of operating revenue that each of our regions provided during the Current Quarter (unaudited).

	Percentage of Current Quarter Operating Revenue
						Fixed Wing	UAS
		Heavy	Medium	Light Twin	Light Single			Total
Europe	51%	62	3	—	3	—	4	72
Americas	29%	21	53	11	25	—	—	110
Africa	13%	4	11	3	—	1	—	19
Asia Pacific	7%	—	2	—	—	11	—	13
Total	100%	87	69	14	28	12	4	214